Exhibit 2.1

Tiger Resort Asia Ltd.
Units 1402-03A, 14/F, AIA Tower
183 Electric Road, North Point
Hong Kong

September 29, 2022

26 Capital Acquisition Corp.
701 Brickell Avenue, Suite 1550
Miami, Florida 33131
Attention: Jason Ader

Re:	Waiver and Consent Pursuant to the Agreement and Plan of Merger and Share Acquisition

Mr. Ader:

Reference is made to the Agreement and Plan of Merger and Share Acquisition, dated as of October 15, 2021, as amended (the “Agreement”), by and among Tiger Resort Asia Ltd., (“TRA”), Tiger Resort, Leisure and Entertainment, Inc. (the “Company”), UE Resorts International, Inc. (formerly known as Okada Manila International, Inc.), Project Tiger Merger Sub, Inc., and 26 Capital Acquisition Corp. (“SPAC”). Capitalized terms used and not otherwise defined in this letter agreement will have the meanings ascribed to such terms in the Agreement.

Each of TRA and SPAC desires to waive its right to terminate the Agreement pursuant to Section 8.1(d) thereof through and until October 1, 2023 (the “Revised Waiver Expiration Date”). Accordingly, each of TRA and SPAC hereby irrevocably waives its right to terminate the Agreement pursuant to Section 8.1(d) thereof prior to the Revised Waiver Expiration Date.

In addition, the Company hereby consents for purposes of Section 6.2 of the Agreement to SPAC’s selling stock of any class or other securities or equity equivalents, and/or incurring Indebtedness (including through the issuance and sale of debt securities or warrants or other rights to acquire any debt securities), up to an aggregate amount not to exceed $5,000,000, and taking such other actions as may be necessary or appropriate in order to implement the foregoing.

Except as expressly provided for herein, nothing in this letter agreement shall be deemed to constitute a waiver of compliance by any of the UEC Parties or SPAC with respect to any other term, provisions or condition of the Agreement or shall be deemed, construed to amend, supplement, or modify the Agreement or otherwise affect the rights and obligations of the parties to the Agreement, all of which remain in full force and effect.

The provisions of Article 9 of the Agreement shall apply to this letter agreement, mutatis mutandis, and to the Agreement to the extent modified by this letter agreement, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

Sincerely,

Tiger Resort Asia Ltd.

By:	Kenshi Asano
Name:	Kenshi Asano
Title:	Director

Tiger Resort, Leisure and Entertainment, Inc.

By:	Byron Yip
Name:	Byron Yip
Title:	Director

[TRA-Company Signature Page to Letter Agreement]

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

26 Capital Acquisition Corp.

By:	Jason Ader
Name:	Jason Ader
Title:	Chief Executive Officer

[SPAC Signature Page to Letter Agreement]